ORIGINAL EQUIPMENT PACKAGING

AGREEMENT

BETWEEN

FLEX POWER GENERATION, Inc.

AND

DRESSER-RAND a.s.

ORIGINAL EQUIPMENT PACKAGER AGREEMENT

Table of Contents

List of Appendices

ORIGINAL EQUIPMENT PACKAGING AGREEMENT

This **ORIGINAL EQUIPMENT PACKAGING AGREEMENT** (hereinafter referred to as the "**Agreement**") is made and entered into by the **DRESSER-RAND a.s.**, a corporation organized under the laws of Norway, (hereinafter referred to as "**D-R**") and **FLEX POWER GENERATION Inc.**, a corporation organized under the laws of Delaware, (hereinafter referred to as "**FPG**"), each or both of which may also hereinafter be referred to as a "**Party**" or the "**Parties**" respectively.

WHEREAS, FPG desires to purchase from D-R and D-R desires to sell to FPG certain gas turbines for the packaging by FPG into complete power generation packages ("Packages") for resale by FPG within the Territory as specified in Appendix A; and

WHEREAS, D-R agrees to sell to FPG certain gas turbine spare parts, for resale by FPG to customers purchasing Packages from FPG, as may be required for the installation, start up, commissioning, and continued support of such Packages within the Territory as specified in Appendix A; and

WHEREAS, D-R agrees to provide certain training to FPG to enable FPG to perform installation, start-up, commissioning and routine field service on the gas turbine in-situ as may be required for day to day operational support of FPG's end users; and

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Parties agree as follows:

1. SCOPE

(a) This Agreement is applicable for the D-R engines (individually, a "Designated Engine", and collectively, the "Designated Engines") as specified in Appendix B:

(b) This Agreement is applicable to components of Designated Engines, listed in the KG Turbine Spare Parts Catalog ("Spare Parts") that may be required for the installation, start up, commissioning, and continued support of FPG Packages. The applicable Spare Parts catalog will be provided upon availability.

(c) In order to assure that Designated Engines and associated Spare Parts (if any) (i) are placed in operation only in applications compatible to those for which the Designated Engines and Spare Parts were designed, (ii) will be subject to warranty service by a technologically capable and financially responsible reseller, (iii) are not sold or re-exported in contravention of relevant United States export and related laws, and (iv) are distributed in accordance with D-R's determination as manufacturer of its authorized distributors, FPG

may not, without D-R's prior written consent, sell or otherwise transfer a Designated Engine or Spare Part to a third party other than in accordance with the terms and conditions of this Agreement and only if that Designated Engine has been packaged by FPG into a Package of FPG's or D-R's design or that Designated Engine is being sold or transferred as a spare engine to an existing user of other Designated Engines. Any exception to this restriction must be generated in writing by D-R prior to such sale or transfer and shall not be deemed to be a general waiver thereof.

(d) For the purpose of this Agreement, FPG shall be deemed to include **FLEX POWER GENERATION ,Inc.** and any of its subsidiaries or affiliates.

(e) In the event D-R develops a gas turbine not considered a modified, improved or derivative version of a Designated Engine, unless D-R deems that disclosure of such gas turbine could negatively affect the business case for such gas turbine, and if not otherwise restricted from disclosing such gas turbine, the Parties shall meet to review and discuss the advantages, disadvantages, and potential business aspects that may result from FPG packaging such gas turbine. Provided the Parties mutually agree, such gas turbine may be added as a Designated Engine in an amendment to the Agreement.

2. **TERM.** Unless sooner terminated under Articles 6 or 8, this Agreement shall remain in effect from the Effective Date (defined below) until 31 December 2021. However, upon expiration of the same, this Agreement shall continue to automatically renew for additional two (2) years calendar term, unless either Party gives written notice to the other at least one (1) year prior to the expiry date.

3. **RESTRICTION OF USE**

(a) Any and all Designated Engines purchased by FPG under this Agreement shall be restricted solely to use in FPG Packages for power generation application in any one or more of the following, whether in a simple cycle or combined cycle application:

i) Any natural gas or liquid fuel fired, ii) externally fired, iii) low-Btu gases, iv) Recuperated, or v) Oxidized applications. Note: liquid fuel and low BTU gas capability intended to be future generation products and are not available on execution of Agreement

(b) Upon each order under this Agreement, at D-R's request, FPG shall certify in writing to D-R that the Designated Engine shall comply with these restrictions of use.

4. **D-R's OBLIGATIONS**

D-R shall provide on a non-exclusive basis:

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(a) <u>Designated Engines</u>. The right to purchase new Designated Engines from D-R for FPG's designed systems, at the established pricing for the specified year of delivery current at the time of order, less any applicable sales discount, subject to availability and lead time, as follows:

1. Price

1.1 Sales Price from D-R to FPG:

A six month valid priced catalog (to be attached as Appendix E) (the "Price Catalog") for KG 2-3 G turbine with gearbox and control system (level 0), skid mounted KG 2-3 G turbines with or without electric generator and control system (level 1), fully packaged KG 2-3 G gas turbine-generator sets with control system (level 2) will be established. The Price Catalog shall contain discounts for the number of units ordered in one purchase order and number of identical units ordered per year. The Price Catalog shall be reviewed and if necessary revised every six months. The scope of supply for all levels shall be defined in the Price Catalog. Prices shall not increase for any orders that FPG has quoted via a valid and binding proposal on the then current Price Catalog to the extent that such proposals have an expiration of (90) days associated with it; any new pricing will be effective for new Active Prospects only.

1.2 If requested by FPG, the Parties may mutually agree, on a case by case basis, to project pricing levels that differ from those specified in Article 4 (a) 1.1 to ensure the FPG offering remains competitive with market level pricing and other commercial terms, including but not limited to lead times, service and warranty provision, on such projects

1.3 The Parties may also agree to discuss, on a case by case basis, the need to develop special pricing structures for specific customers.

2. Availability and Lead Time. The "standard lead time" of Designated Engines shall be defined in the Price Catalog, but from time to time may be shorter, measured from date of order (accepted by D-R) to date of delivery D-R will define and revise the actual delivery time with every order.

2.1 The lead time necessary to order raw material and initiate manufacture of certain components of Designated Engines is longer than indicated in the Price Catalog, therefore D-R plans production to a forecast of future demand (referred to as the "build plan"); the availability of Designated Engines in D-R's build plan are subject to prior sale. D-R shall endeavor to deliver Designated Engines within the standard lead time, however delivery is dependent upon the quantity of units ordered and sufficient advance identification by FPG to D-R of the project for which

the Designated Engines are being ordered. The standard lead time does not obligate D-R to deliver the Designated Engines within such time.

2.2 In the event FPG notifies D-R that a customer requires less than standard lead time, D-R shall review availability with FPG and attempt to identify opportunities and potential solutions. However, FPG acknowledges their responsibility to identify potential projects to D-R in advance (see Article 5(l) and to promptly place orders in a timely manner (see Article 5(a)).

2.3 In the event a Designated Engine is ordered to less than the delivery time given in the Price Catalog, D-R reserves the right to price such Designated Engine at the published Catalog Price in effect at the time of order (without discount), after reviewing such non-discounted price with FPG and provided the proposed price is market competitive.

2.4 THE PARTIES AGREE TO REVIEW DESIGNATED ENGINE STANDARD LEAD TIME ONCE A YEAR TO ENSURE THESE REMAIN COMPETITIVE IN THE MARKETPLACE.

3. D-R's scope of supply with respect to a Designated Engine purchased by FPG shall be as more fully set forth in the Price Catalog.

(b) Spare Parts. The right to purchase new Spare Parts, that may be required for the installation, start up, commissioning, and continued support of a Package containing a Designated Engine from D-R at the price published in the Spare Part Price Catalog (or its electronic equivalent) current as of the time of FPG's order (the "Catalog Price"). The price catalog for Spare Parts shall contain commissioning spares, special tools, two year spares with delivery times. D-R will advise on the spare parts to be held and shall supply all spare parts on a for sale basis. Delivery times shall be re-confirmed upon order. Discounts based on the amount of Spare Parts ordered in one purchase order and amount of Spare Parts ordered per year shall be entertained by D-R from time to time and on a case by case basis. Note: Spare Parts Catalogue will not be available until (6) months from full product commercialization.

(c) Available technical information about the gas turbine, D-R designed systems and information of Major Buy-Out (MBO) components (MBO examples: electric generator, acoustic enclosure, ventilation system, exhaust system and air inlet filtration system) can be provided from D-R to FPG. However confidential or sensitive engine data may be reviewed at the D-R Kongsberg office, but will not be handed over or transmitted. D-R reserves the right to decline a Package design or application design of FPG. Required engineering consultation can be provided from D-R against a purchase order.

(d) Support activities for Designated Engines for specific application, including:

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(1) Standard Operating and Maintenance Manual, (2) the Illustrated Part Breakdown Manual, (3) the Installation and Design Manual, and any amendments thereto issued from time to time.

(e) Assist FPG in the application for necessary export approval for technical data, for Designated Engines and for FPG's systems' requirements, which are subject to applicable United States Department of State and/or United States Department of Commerce export license.

(f) D-R will provide production schedules for the Designated Engines to FPG on an ongoing basis to support FPG's sales activities.

(g) Support FPG's marketing and sales of Packages incorporating Designated Engines, including installation and follow-on service as agreed with FPG. D-R will provide timely and professional Designated Engine support activities to assure FPG's customers' satisfaction with the Designated Engine.

(i) Pre-Qualified D-R Package Designs. D-R shall provide FPG with D-R's Package designs utilizing the Designated Engines, including installation drawings, bill of materials, relevant specifications as outlined in the Installation and Design Manual, and shall allow FPG to use, assemble and sell such Package designs without further qualification from D-R.

(j) So long as FPG continues to use reasonable efforts to pursue an Active Prospect (defined in Article 5 below), D-R (directly) shall not independently market, promote or sell Packages for such Active Prospect or otherwise compete with FPG with respect to such Active Prospect.

5. **FPG's OBLIGATIONS.** FPG agrees to actively market complete FPG designed systems, which include Designated Engines. FPG shall have complete systems responsibility for its applications where D-R provides a bare engine for inclusion in an FPG Package. FPG shall fulfill the following responsibilities:

(a) Immediately upon receipt of an acceptable purchase order or other commitment from a customer, FPG shall notify D-R and promptly issue a purchase order to D-R (in accordance with the agreed price and all other terms and conditions) in order for D-R to adequately assign an appropriate Designated Engine(s) from the build plan, which prior to receipt and acceptance of such order shall be "subject to prior sale" as further described under Article 4(a) above. FPG agrees the terms and conditions of this Agreement shall supersede any other terms and conditions contained in any purchase order received by D-R from FPG whether or not such purchase order refers to this Agreement

(b) Systems design engineering that complies with D-R's interface and technical requirements as specified in the Designated Engine's Installation and Design Manual.

(c) Design, assembly and performance of the complete designed system, including compliance with all applicable local, state or federal laws and ordinances.

(d) Provide D-R with Package arrangement drawings, piping and instrumentation diagrams and general data (collectively, "Evaluation Materials") for the complete Gas Turbine and control systems to enable D-R to participate in the review for all new system designs and any installations involving the use of Designated Engines. In order to provide seamless start-ups in the field, particularly with new clients, it is extremely important that D-R obtain FPG's commitment to provide D-R with advanced planning on its Packages. Nothing in D-R's participation in the review of the system design and installation shall establish or infer any liability on the part of D-R, the system design and installation shall remain under the sole responsibility of FPG.

(e) Upon FPG's identification of any Spare Parts necessary for the installation, start up, commissioning, and continued support of a Package, FPG shall issue purchase orders to D-R that clearly state the name of the project and the associated engine serial number(s), and state that the order is subject to the terms and conditions of this Agreement. FPG agrees the terms and conditions of this Agreement shall supersede any other terms and conditions contained in any purchase order received by D-R from FPG whether or not such purchase order refers to this Agreement.

(f) Where the relevant data is reasonably available from FPG's customers, FPG shall provide D-R with an annual report of operation of Designated Engines in commercial service.

(g) Conduct market research activities to enhance the sale of its Packages utilizing Designated Engines.

(h) Market and sell FPG's Packages to its customers, including installation and follow-on service as agreed with its customers. FPG will provide timely and professional product support activities with respect to the Packages as agreed with its customers.

(i) The Parties agree that, as to recurring obligations of FPG in Article 5 of this Agreement and D-R in Article 4 of this Agreement, once a Party fulfills an obligation to the satisfaction of the other Party, then the Party does not need to repeat such obligation during the term of this Agreement (i.e., qualifying controls or Packages as identified).

(j) <u>Exclusivity</u>.

i) The Parties intend, as a condition of this Agreement, that FPG shall not design, build or sell Packages utilizing any third-party gas turbine between 1.5MW and 3.5MW (a "Covered Turbine"), provided that D-R meets its obligations with respect to this Agreement. FPG shall consult with D-R in the event a customer solution requires an exception to this restriction. D-R's approval of any exception shall be made in writing,

shall not be unreasonably withheld, and shall not be deemed to be a general waiver thereof.

ii) The foregoing restriction does not preclude FPG from selling FPG's products to another gas turbine manufacturer outside of the 1.5MW to 3.5MW range so long as the manufacturer is prime and FPG is supplying its equipment as a supplier to the other manufacturer; and is not packaging the other manufacturer's gas turbines.

iii) FPG is bound to use D-R spare parts exclusively for the purchased Designated Engines. This obligation shall be valid from the Effective Date up to three (3) years after termination of the agreement.

(k) On a bi-monthly basis, FPG shall provide to D-R a breakdown of reasonably possible order prospects, identifying the customer, project, targeted order timeline and targeted number of Designated Engines for each prospect (each such specific project, an "Active Prospect").

(l) FPG shall refer all inquiries and orders for Designated Engines not handled by FPG to D-R for consideration.

(m) FPG shall report promptly to D-R any written complaint received by FPG's clients or customers relating to Designated Engines and the commencement of any legal action or the threat of such action involving any Designated Engines or D-R provided Service in support of a Designated Engine.

6. CHANGE IN CONTROL

(a) D-R reserves the right, at D-R's sole discretion, to terminate this Agreement if, at any time, there is a Change of Control of FPG directly or indirectly involving a competitor. In such event, D-R agrees to fulfill valid purchase orders accepted by D-R related to Designated Engines and Spare Parts, and D-R may, at D-R's sole discretion, honor outstanding, valid proposals in effect as of the date of termination, but is under no obligation to do so.

(b) For the purpose of this Agreement, "Change of Control of FPG" means (i) a merger or consolidation of FPG in which the stockholders of FPG immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity, or (ii) the sale by FPG of all or substantially all of FPG's assets in one transaction or in a series of related transactions.

(c) For the purpose of this Agreement, "Competitor" means an entity or company that offers high speed rotating machinery in competition with one or more of D-R's products or Services.

7. SERVICES AGREEMENTS. The Parties agree to cooperate and explore service opportunities to serve customers in an efficient manner for post warranty services, parts sales and other after-

market services, consistent with any other existing obligations that the Parties may already have.

8. TERMINATION

8.1 Termination for Default

If either party becomes aware of a material breach by the other, then that party shall inform the other immediately through a written notice.

This Agreement may be terminated by either party if there are substantial failures to perform under the terms of this Agreement, without limitations:

a) A Party has assigned or transferred the Agreement or any rights or interest therein in violation of the Article 14 hereof ;

b) FPG sells, promotes or delivers Designated Engines into an area which is not expressly granted by this Agreement ;

c) A Party has abandoned or repudiated the Agreement ;

d) A Party is engaged in any activity which may subject another Party to legal or political sanctions in any jurisdiction ;

e) FPG's unwillingness or inability to provide the technical assistance to the end users of the Designated Engines in accordance with good professional practice;

f) FPG suspending payments for more than thirty (60) days from the due date (unless to the extent corresponding to delayed or suspended performance by D-R), being declared bankrupt, becomes insolvent or being involved in any similar situations, ceases to function as a going concern in the Territory ;

g) D-R unreasonably suspending deliveries of Designated Engines, being declared bankrupt or being involved in any similar situations ;

h) Any improper use of either party's name or any wilful act to the detriment of the interests of either party;

i) Any other non performance with respect to the essence of this Agreement.

j) Any violation of Anti-Bribery laws or Export Compliance regulations.

k) Any violation of Articles 9 (Proprietary Information) and 10 (Intellectual Property)

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In case the material breach has not been remedied within ninety (90) days from the date of the receipt of the notice by the failed party, the other party may terminate the Agreement immediately.

8.2 Post-Termination Obligations

(a) Except as otherwise described under Article 6 (*Change of Control*), or in the event this Agreement is terminated by D-R for FPG's default under Article 8.1, D-R agrees to honor outstanding, valid proposals to FPG in effect at the date of termination or opportunities in early stage of development in advance of inquiry and formal proposal where FPG can demonstrate active involvement towards the promotion of Designated Engines, provided FPG provides D-R with appropriate assurances reasonably satisfactory to D-R that D-R technology and proprietary information will be properly protected.

(b) In the event this Agreement is terminated for any reason other than a Change of Control of FPG or for FPG's default, D-R shall make provisions that allow FPG to purchase Spare Parts necessary for the continued support of Designated Engines (beyond any installation, start up or commissioning in progress at the time of such termination), under the terms and conditions herein **Appendix C** (*General Terms and Conditions for the Sale of Spare Parts, D-R Form 100*). For the avoidance of doubt, any and all Spare Parts sales after such termination shall not be discounted (and shall be sold at Catalogue Price, subject to availability).

8.3 Termination Benefits

No indemnity or termination benefits will be due or payable to the FPG on termination of this Agreement in any manner (for convenience, for default or by a mutual consent), and for any causes. FPG hereby expressly waives the application of any law, statute, collective Agreement or custom on the contrary.

Particularly and without limitation, the FPG waives to claim at the end of this Agreement any goodwill indemnities, indemnities for loss of profit, for redundancy or any other indemnities.

9. PROPRIETARY INFORMATION / CONFIDENTIAL INFORMATION

(a) Each Party shall keep secret and confidential without limitation any disclosed information such as but not limited to price book, quotations, Purchase Orders, engineering data, drawings, specifications. The receiving Party (the "Receiving Party") agrees (i) to treat such information as confidential, (ii) to restrict the use of such information to matters relating to the Receiving Party's performance of the Agreement, and (iii) to restrict access to such information to employees of the Receiving Party and its agents whose access is necessary in the implementation of the Agreement. Except as necessary to achieve the purpose of this Agreement, confidential information will not be reproduced without the Disclosing

Party's prior written consent, and all copies of written information will be returned to the Disclosing Party upon request except to the extent that such information is to be retained by the Receiving Party pursuant to the Agreement.

(b) The foregoing restrictions do not apply to information which: (i) is contained in a printed and/or electronic publication which was released to the public by the Disclosing Party prior to the time of furnishing to the Receiving Party; (ii) is, or becomes, publicly known other than through a wrongful act of the Receiving Party, its employees, or agents; (iii) is in possession of the Receiving Party, its employees, or agents prior to receipt from the Disclosing Party, provided that the person or persons providing the same have not had access to the information from the Disclosing Party; (iv) was developed by the Receiving Party, its employees, or agents independently from or prior to receipt from the Disclosing Party, as evidenced by the written records of the Receiving Party, (v) is furnished to others by the Disclosing Party without restrictions similar to those herein on the right of the Receiving Party to use or disclose; or (vi) is approved in writing by the Disclosing Party for disclosure by the Receiving Party, its agents or employees to a third party.

(c) The Receiving Party agrees to promptly notify the Disclosing Party of any inquiry or demand made by a governmental agency or regulatory authority, or any inquiry or demand made as a result of any administrative or judicial proceeding, wherein an answer to the same would divulge or tend to divulge any confidential or proprietary information. The Receiving Party shall not disclose any such confidential or proprietary information in response to any such inquiry or demand unless required to do so by compulsory process of a court, administrative agency or other governmental body. Prior to any such disclosure, the Receiving Party shall, whenever possible, provide reasonable prior written notice to the Disclosing Party and allow the Disclosing Party an opportunity to secure confidential treatment of any such confidential or proprietary information by such court, administrative agency or other governmental authority and shall cooperate with the Disclosing Party in such effort.

(d) For the purpose of this Article 9 (*Proprietary Information*) of the Agreement, the term "Party" shall include D-R and FPG, each of which shall comply with the restrictions for Disclosing Party and Receiving Party described above.

(e) For the purposes of this Agreement, confidential or proprietary information shall mean, but is not limited to, documents and discussions of technology, strategy, operations, internal corporate information, sources of supply, methods, procedures, performance, sales, pricing, financial, contractual, and special marketing information, ideas, technical data, and concepts originated by the Disclosing Party. Confidential information is also information, which, under the circumstances of disclosure, are reasonably understood to be confidential.

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(f) FPG shall surrender all D-R proprietary / confidential information to D-R on termination of this agreement and shall not retain copies of any such information.

(g) The Receiving Party's confidentiality obligations hereunder shall survive for a period of five (5) years following the expiration or termination of this Agreement.

10. INTELLECTUAL PROPERTY

(a) Neither D-R nor FPG have any intention pursuant to this Agreement, of developing Intellectual Property that falls within each other's proprietary technology space, and agree to limit disclosures of confidential information strictly to that which is necessary to achieve the purpose of this Agreement. Notwithstanding the foregoing, ownership and rights of Inventions, if any, resulting from the projects under this Agreement shall be as follows:

(1) In the event D-R should develop or co-develop any Invention, improvement, modification or Intellectual Property as to FPG Background Intellectual Property (collectively, "FPG Technology Developments") based on or resulting from access to or use of proprietary or confidential information furnished directly or indirectly by FPG, D-R hereby irrevocably assigns to FPG all rights in and to such FPG Technology Developments and FPG agrees to grant and hereby grants a non-exclusive, irrevocable royalty-free license of such FPG Technology Developments to D-R.

(2) In the event FPG should develop or co-develop any Invention, improvement, modification or Intellectual Property as to D-R Background Intellectual Property (collectively, "D-R Technology Developments") based on or resulting from access to or use of proprietary or confidential information furnished directly or indirectly by D-R, FPG hereby irrevocably assigns to D-R all rights in and to such D-R Technology Developments and D-R agrees to grant and hereby grants a non-exclusive, irrevocable royalty-free license of such D-R Technology Developments to FPG.

(3) Unless the rights to such Invention are assigned pursuant to Article 10(a)(1) or (2) above, any Joint Invention shall be jointly owned and each Party will have unrestricted rights to use such Joint Inventions.

(b) FPG shall not have the right to use D-R Background Intellectual Property except as otherwise specifically provided in this Agreement, and D-R shall not have the right to use FPG Background Intellectual Property except as otherwise specifically provided in this Agreement.

(c) Except as specifically permitted by this Agreement, neither FPG nor D-R will affix the logo of the other Party to any Work Product or communications without the approval of the other Party. It is understood that both D-R and FPG retain all rights in their individual trademarks and logos. The use of any joint letterhead or other material with joint logos affixed to any Work Product will not affect the IP ownership as described in this

Agreement. This Agreement does not create any license in either Party to use the trademarks, service marks or trade names of the other Party. In the event either Party desires to use such marks in connection with this Agreement, the Parties shall negotiate a separate license agreement.

(d) Each Party will retain ownership in its respective Work Product. For clarity, Work Product does not include the tools, software applications, databases or other systems owned or utilized by the Party to develop or modify the Work Product.

(e) Neither Party will take any action that jeopardizes the other Party's Intellectual Property. At the request of the holder of the applicable Intellectual Property (the "Holder"), the other Party will obtain the execution of any instrument (including from its employees, agents, contractors, consultants, or representatives) that may be appropriate to assign such rights to the Holder (or to its designated affiliates or licensors) or to confirm or perfect such rights in the name of the Holder (or its designated affiliates or licensors). To the extent such rights may be inalienable, the other Party hereby waives and agrees to waive and to cause its employees, agents, contractors, consultants, and representatives to waive and to agree not to exercise such rights and, if such waiver or agreement is deemed invalid, to grant to Holder (or its designated affiliates or licensors) the exclusive, perpetual, irrevocable, worldwide, sub-licensable, and royalty-free right to use, modify, and otherwise exploit such rights in any manner, without any obligation of attribution or consent.

(f) The following definitions shall apply to this Article 10 (*Intellectual Property*):

(1) "FPG Background Intellectual Property" shall mean all (pre-existing) Inventions, Intellectual Property and all other proprietary rights of FPG existing as of the Effective Date or pertaining to FPG Package designs (excluding the Designated Engines themselves), FPG control systems, FPG's recuperator technology, FPG's oxidizer technology and FPG's proprietary gas turbines (none of which are Covered Turbines).

(2) "D-R Background Intellectual Property" shall mean all (pre-existing) Inventions, Intellectual Property and all other proprietary rights of D-R existing as of the Effective Date or pertaining to Designated Engines.

(3) "Intellectual Property" or "IP" shall mean any or all intellectual property, including United States and foreign Patents and applications, copyrights, trademarks and trade secrets, know-how, and confidential business information, including research and development, formulae, compositions, processes, techniques, methodologies, technical information, designs, industrial models, manufacturing, engineering and technical drawings, specifications, research records, records of inventions, test information, customer and supplier lists, customer data, pricing and cost information, and business and marketing plans and proposals.

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(4) "Invention" shall mean any idea, analysis, evaluation, discovery, development, design, improvement, method, formula, process, technique or software, which is developed or derived pursuant to the Parties' activities related to and during the term of this Agreement, if any.

(5) "Joint Invention" shall mean an Invention jointly developed by D-R and FPG that does not constitute FPG Background Intellectual Property, D-R Background Intellectual Property, FPG Technology Development or D-R Technology Development.

(6) "Patent" shall mean all patents (including by way of example and not limitation, patents of importation, patents of confirmation, patents of improvement, patents and certificates of addition and utility model patents, as well as divisions, foreign counterparts, reissues, continuations, continuations-in-part, re-examination certificates, renewals and extensions of any of the foregoing), utility models, and industrial designs. The term "Patent" does not include copyrights or trademarks.

(7) "Work Product" shall mean any drawing, designs, specifications, results or output of investigations, including, without limitation any designs, models, drawings, prints, samples, transparencies, specifications, reports, documents, spread sheets, drawings, designs, manuscripts, working notes, documentation, manuals, photographs, negatives, tapes, discs, software, or any other similar items, or any modifications thereto, which are prepared by the Party under this Agreement.

(g) For the avoidance of doubt, the parties acknowledge and agree that FPG shall retain all rights in and to Intellectual Property included or embodied in Work Product submitted by FPG for evaluation or review pursuant to Article 5(d) (other than with respect to the Designated Engines themselves), including any Inventions, changes, modification or improvements resulting from corresponding feedback, suggestion, participation or requirement of D-R. D-R hereby irrevocably assigns to FPG all rights in and to the corresponding Intellectual Property, subject to the license granted in Article 10(a)(1).

11. DISPUTE RESOLUTION

(a) If at any time a question or controversy shall arise between the Parties related to this Agreement upon which the Parties cannot agree, such question or controversy (the "Dispute") shall be finally settled pursuant to the expedited dispute resolution process as set out in this Article 11(a). If either Party believes a Dispute exists, it shall promptly give written notice of such Dispute to the other Party, with reasonable detail concerning the nature and subject matter of the Dispute. For thirty (30) days following such notice, the Parties shall discuss whether they can mutually agree to a resolution of the Dispute. If the Parties cannot resolve the Dispute within such thirty (30) day period, either Party may request in writing that the Dispute be referred to upper level management of FPG and D-R for further discussion for an additional thirty (30) days.

(b) If the Parties cannot resolve the Dispute in accordance with the procedures set out in Article 11(a) after sixty (60) days, or such longer period as the Parties mutually agree, then either Party may submit the Dispute for resolution by mediation in accordance with the Rules of Conciliation of the International Chamber of Commerce, in all other cases, as modified by the provisions of this Article 11(b). Such mediation shall be conducted for sixty (60) days or such longer period as the Parties mutually agree. A single mediator shall be selected by mutual agreement of the Parties from a roster of names submitted to the Parties by ICC, as the case may be. Each Party will bear its own expenses in connection with the mediation. The expenses and fees of the mediator and ICC, as the case may be, will be borne equally by the Parties. Either Party may be represented by counsel in connection with the mediation. Position statements of the Parties will be exchanged between the Parties and provided to the mediator prior to any mediation session. At least one mediation session will be held, with additional sessions as suggested by the mediation and agreed by the Parties.

(c) If the Parties cannot resolve the Dispute in accordance with the procedures set out in Article 11(b) after sixty (60) days, or such longer period as the Parties mutually agree, then either Party may submit the Dispute for final and binding resolution by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce, as modified by the provisions of this Article 11(c). The arbitration process shall be commenced by the initiating Party giving written notice to the other of its intention to arbitrate along with the name and address of its designated arbitrator (the "Demand"). Within thirty (30) days after receipt of such Demand, the other Party shall give notice to the first Party of the appointment and name and address of the second arbitrator. Within sixty (60) days after appointment of the second arbitrator, the two arbitrators so appointed shall appoint a third arbitrator as chairman of the arbitration tribunal. If any appointment is not made within the time specified, then the President of the International Chamber of Commerce, shall have the power, on the request of either Party, to make such appointments. The arbitration shall be conducted in the English language, in accordance with the Rules of the International Chamber of Commerce. In arriving at their decision, the arbitrators shall consider the pertinent facts and circumstances and be guided by the terms and conditions of this Agreement; and, if a solution is not found in the terms of this Agreement, the arbitrators shall apply the Governing Law of the Contract, excluding its conflict of law rules. The arbitrators shall not, however, have the power to: (a) impose obligations involving the limitations of liability or applicable remedies other than those set forth in and permitted by this Agreement; or (b) award any punitive or consequential damages or any multiple of compensatory damages. Both Parties shall have the right to present documentary evidence and witnesses and the right to cross-examine witnesses. The written decision of the arbitrators shall be final and binding upon both Parties, and neither Party shall seek recourse to a law court or other authorities to appeal for revisions of such decision. Reasonable expenses of the arbitration shall be borne in accordance with the decision of the arbitration. On request of either Party, a transcript of the hearings shall be prepared and made available to the Parties. The Arbitrators shall be instructed to

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provide a detailed written opinion, in the English language, setting forth the basis for each of their findings.

The Venue will be in Oslo (Norway)

12. SOFTWARE LICENSE

(a) FPG is granted a limited license for any Software (defined below) delivered by D-R, whether as part of any Designated Engine or separately. FPG is not granted a license for any other Software. This license allows FPG to:

i) Use the Software only on the Designated Engine on which it is installed at the time of delivery or, if Software is supplied separately, in connection with Designated Engine supplied by D-R. FPG must obtain a supplementary license from D-R (which D-R may or may not grant in its sole discretion) before using the Software in connection with any other equipment or for any other purpose.

ii) Make one copy of the Software in machine-readable form solely for backup purposes. FPG must reproduce on each copy the copyright notice and any other proprietary legends that were on the original copy.

iii) Transfer the Software and all rights under this license to another Party as part of the sale of the Designated Engine with which it is used, but only if the other Party agrees in writing to be bound by the terms of this Article 12 and the other provisions of the Agreement; provided, however that the right to transfer Software shall not be permitted for Software that is not imbedded in the Designated Engines, including without limitation, the performance calculation program and control algorithms.

(b) FPG may not distribute copies of the Software to others or electronically transfer the Software from one computer to another over a network. The Software contains trade secrets. In order to protect them, FPG may not decompile, reverse engineer, disassemble, or otherwise reduce the Software to a human-perceivable form. FPG may not modify, adapt, translate, rent, lease, loan, resell for profit, distribute, network or create derivative works based upon the software or any part thereof. Notwithstanding, D-R understands that FPG for ease of internal use and networking will design its own software that will interface with D-R's performance calculation program.

(c) All Software is protected by the copyright laws of the United States, the laws of Norway and by applicable international treaties. No rights under copyrights are transferred to FPG, except as specifically provided above.

(d) All Software provided by D-R remains D-R's property. If FPG receives Software that renders Software that FPG then has redundant, FPG must return the redundant Software to D-R or certify in writing that FPG has erased all copies of it. "Software" means a computer

program or compilation of data that is fixed in any tangible medium of expression, or any storage medium from which the program may be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine or device, and shall include without limitation any of D-R's proprietary operating Software, provided for the ordinary operation of the Designated Engine, any optional Software to enhance the operation of the Designated Engine, as well as any upgrades or revisions of this material that D-R provides in fulfillment of a specific written commitment or otherwise. Nothing herein shall be deemed to create an obligation on the part of D-R to provide any upgrade or revision to any Software other than pursuant to a written obligation to do so.

(e) For the avoidance of doubt and subject to the licenses granted in 10(a)(2-3), FPG shall own any and all rights in and to Intellectual Property embodied in control systems developed by FPG that operate any component of the Package (including Designated Engines) that are specific to operation with FPG's oxidizer technology, FPG's recuperator technology and/or FPG's Package design.

13. **MONITORING AND DIAGNOSTIC SYSTEM.** The Parties agree that the use of any Monitoring and Diagnostics System placed on a Designated Engine shall be in accordance with terms that shall be agreed upon by the Parties.

14. **ASSIGNMENT; SUCCESSORS; PARTIES IN INTEREST.** This Agreement shall not be assignable by any Party hereto without the prior written consent of all of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect, except that (subject to Article 6(a)) either party may assign its rights hereunder to an affiliated entity or successor in interest to its business which assumes in writing all of such party's obligations, at which time, such assignment shall relieve the assigning party of any of its obligations hereunder to the other party. This Agreement shall inure to the benefit of, and be binding on and enforceable against, each Party hereto and such permitted successors and assigns of the respective Parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any employee or affiliate of either Party or any other person any rights or remedies of any nature whatsoever under this Agreement.

15. **AMENDMENT, WAIVER AND MODIFICATION.** Neither this Agreement nor any term hereof may be changed, waived, discharged orally, except by the mutual written agreement of the Parties.

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16. **NOTICES.** FPG shall appoint and at all times maintain a liaison to act as the central point of contact between the Parties to this Agreement. D-R shall appoint and at all times maintain a D-R central point of contact between the Parties to this Agreement. This D-R contact will be available to support and direct the performance of D-R's efforts hereunder, and to service and support the needs and requirements of FPG. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal processes in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by commercial courier or by email or by telecopy (provided receipt of such email or telecopy is promptly confirmed in writing) to the following addresses (or at such other addresses for such Party as shall be specified by like notice):

DESIGNATED ENGINES:

To Flex Power Generation, Inc:

Boris Maslov, President
Flex Power Generation, Inc
9400 Toledo Way
Irvine, CA 92618

With a copy to:
(which copy shall not constitute notice)

President/CEO
Flex Power Generation, Inc.
9400 Toledo Way
Irvine, CA 92618

To Dresser-Rand a.s:

Odd Guldsten
Vice President & General Mgr. - Operations
Kirkegardsveien 45
NO-3601 Kongsberg, Norway

With a copy to:
(which copy shall not constitute notice)

Jesus Pacheco
Executive Vice President – New Equipment Worldwide
Centre d'Affaires Paris Trocadero 112
Avenue Kleber
75016 Paris, France

SPARE PARTS:

To Flex Power Generation, Inc:

Boris Maslov, President
Flex Power Generation, Inc.
9400 Toledo Way
Irvine, CA 92618

With a copy to:
(which copy shall not constitute notice)

President/CEO
Flex Power Generation, Inc.
9400 Toledo Way
Irvine, CA 92618

To Dresser-Rand a.s:

Odd Guldsten
Vice President & General Mgr. - Operations
Kirkegardsveien 45
NO-3601 Kongsberg, Norway

With a copy to:
(which copy shall not constitute notice)

Jesus Pacheco
Executive Vice President – New Equipment Worldwide
Centre d'Affaires Paris Trocadero 112
Avenue Kleber
75016 Paris, France

17. **REMEDIES.** Where this Agreement sets forth a remedy for breach of a provision, then such remedy shall be the exclusive remedy of the Party affected thereby and the sole liability of the other Party (1) for breach of that provision and (2) for any claim arising out of the acts or circumstances governed by that provision, whether arising under contract, indemnity, warranty, tort (including, but not limited to, negligence) or otherwise. If this Agreement does not set forth a remedy for breach of a specific obligation created by this Agreement, then the Party affected by the breach of such obligation shall have all remedies available to it at law, equity, or otherwise, subject to all the limitations set forth in this Agreement.

18. **CAPTIONS.** The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. **SEVERABILITY.** If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

20. **D-R PROPOSALS.** All D-R proposals are subject to change at any time prior to D-R's acceptance of a purchase order and shall expire at the end of the validity period stipulated in such proposal. If no such period is stipulated then the proposal shall expire ninety (90) days from the date of issuance.

21. **ENTIRE AGREEMENT.** This Agreement (including the Appendices) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. All terms and conditions of the Appendices shall be incorporated into the body of this Agreement as if stated directly herein.

22. **COUNTERPARTS.** This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument. Facsimile signatures shall constitute evidence sufficient to bind each Party hereto.

23. **GOVERNING LAW.** This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, without giving effect to the conflict of laws and rules thereof.

24. **TRADE NAMES AND TRADEMARKS**

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FPG may use the name of D-R or the trademark of Designated Engines, on sales and advertising literature. In any publication other than sales and advertising literature, FPG shall however obtain prior approval in writing from D-R.

FPG acknowledges that the name, products, reputation of D-R constitute valuable D-R assets and FPG shall use its best efforts to maintain and enhance the reputation, usefulness and acceptance of such name and shall conduct all phases of its operations ethically and in such a manner that the name and reputation of D-R and the Designated Engines and associated Services shall not be adversely affected.

In any way, FPG will not induce any third party to consider FPG as a representative of Dresser-Rand.

Particularly, FPG shall not hold itself out as or act as an agent for D-R, sign or endorse the name of D-R on any commercial paper, Agreement or other instrument or make collection thereon, or expressly or impliedly Agreement for any debt or obligation, or give any receipt, in the name of D-R.

25. FPG WARRANTIES

a) FPG shall be responsible for warranty, service and after-sales technical assistance for FPG Packages as described in Appendix D, except with respect to matters relating to D-R's warranty of the Designated Engines.

b) FPG assures the after-sales services for Packages sold as agreed with its customers and maintain sufficient Spare Parts in stock to support Designated Engines sold by FPG.

c) If at its sole discretion FPG sets up service workshops in its assigned area, all and any such workshops shall have a minimum stock to satisfy the needs of the market under their control.

D) FPG further represents and warrants at the Effective Date and, if requested by D-R, at any *time FPG provides an* order to D-R under the terms of this Agreement, that this Agreement and any order hereunder, does not and will not violate or create a default under any agreement, arrangement or commitment to which FPG or any of its property is subject or bound.

26. D-R WARRANTIES

a) D-R warrants its Designated Engines, Spare Parts and Services as set forth in Appendix C ("General Terms And Conditions For Sale Of Designated Engines And Associated Services D-R Form 100").

b) D-R assures the availability of after-sales service support for the Designated Engines sold and the availability of spare parts to support Designated Engines purchased by FPG subject to lead times and prior sale.

c) D-R further represents and warrants at the Effective Date and, if requested by FPG, at any time FPG provides an order to D-R under the terms of this Agreement, that this Agreement and any order hereunder, does not and will not violate or create a default under any agreement, arrangement or commitment to which D-R or any of its property is subject or bound.

27. COMPLIANCE

a) FPG hereby :

i. covenants that it will comply with all applicable laws imposed upon it or upon D-R by any governmental agency or state or other political subdivision within the Territory or that of the United States of America ; and

ii. agrees that it will not, directly or indirectly, offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value, to any agent, or employee of any customer or final user as well as of any government or governmental agency, or to any political party or official, employee or agent thereof, or any candidate for political office, for the purpose of influencing any act or decision of such person in his or its official capacity, or for the purpose of inducing such person to use his or its official capacity to influence any act or decision of his government or his company thereof, in order to obtain or retain business related to this Agreement.

b) As referenced above, FPG shall in all respects comply with U.S. and E.U. and Norwegian laws such as export controls and economic embargoes. FPG also agrees that it shall at no time make any payments nor undertake any actions that will violate any provisions of the Foreign Corrupt Practices Act (FCPA) of the United States of America and similar regulation applicable within European Union, Norway and otherwise applicable within the Territory. FPG further agrees that it shall defend, indemnify and hold D-R harmless from any and all damages, fines, penalties, costs and legal fees that directly or indirectly result from FPG's failure to comply with any of its obligations as provided for in this Agreement.

27. APPLICABLE TERMS AND CONDITIONS TO FPG PURCHASE ORDER

Except to the extent inconsistent with the terms of this Agreement, any purchases made by FPG shall be governed by D-R100 Terms and Conditions of Sale attached in Appendix C of this Agreement.

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D-R shall not be responsible for any other obligation or liability incurred or assumed by FPG, unless expressly agreed to in a writing signed by D-R's duly authorized representative.

28. APPLICABLE TERMS & CONDITIONS TO THIS AGREMENT

This Agreement as well as any work performed by D-R under this Agreement shall be governed by D-R100 Terms and Conditions of Sale attached in Appendix C of this Agreement.

29. EFFPGCTIVE DATE AND SIGNATURE PAGE

This **ORIGINAL EQUIPMENT PACKAGING AGREEMENT** shall become effective (the **"Effective Date"** of this Agreement) upon execution hereof by both Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this document to be executed by their respective authorized representatives.

DRESSER-RAND a.s.	**FLEX POWER GENERATION, Inc.**
By: [signature]	By: [signature]
Name: ODD Guldsten	Name: BORIS MASLOV
Title: VP & General Manager.	Title: P
Date: Kongsberg 7. Dec 2012	Date:

DRESSER-RAND AS NO-937 107 323 MVA

FLEX POWER GENERATION, INC. CORPORATE SEAL NOVEMBER 13, 2012 STATE OF DELAWARE

APPENDIX A
TERRITORY

FPG is entitled to sell its packaging including D-R Designated Engines only with the hereafter countries.

North America
Russia and Countries of the Former Soviet Union
Europe
Any other country with prior written agreement

Additionally, FPG is entitled to sell FPG packages that incorporate FPG designed recuperated and oxidized products on a worldwide basis. For the avoidance of doubt, this paragraph refers to D-R "in scope" turbines as outlined in Appendix B of this Agreement that are applied in a non-simple cycle configuration and enhanced by FPG proprietary technology.

FPG undertakes that during the continuance of this Agreement, it shall not sell or otherwise introduce any packaging including D-R Designated Engines into any area not listed above without D-R prior written consent, such consent will not be unreasonably withheld.

The above list may be modified by written agreement between the parties.

D-R's may, without any restrictions whatsoever and at any time during and/or following the term of the Agreement, send technical or sales personnel to any place inside or outside the above Territory, appoint other packagers within or outside the Territory to contact potential customers, solicit sales including those in the aftermarket, perform any warrant, promote and/or directly or indirectly make sales of the Designated Engines within or outside the Territory and do whatever else D-R deems appropriate to further D-R's business interests both within and outside the Territory

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APPENDIX B
SCOPE

i) KG 2-3 G (standard natural gas, liquid and low BTU gas fired turbine) Note: liquid fuel and low BTU gas capability intended to be future generation products and are not available on execution of Agreement
ii) KG 2-3 G Externally fired (gas turbine for external combustion systems)
iii) Any modified, improved or derivative version of the Designated Engines described in (i) through (ii) above, provided such modified, improved or derivative version is used in accordance with the terms of this Agreement, including but not limited to, the restrictions described in Article 3 of this Agreement, and
iv) Any spare Designated Engine sold in connection with complete power generation Packages for resale by FPG.
v) D-R control system for KG 2-3 G operation

APPENDIX C
GENERAL TERMS AND CONDITIONS
FOR SALE OF
DESIGNATED ENGINES AND ASSOCIATED SERVICES
D-R Form 100

1. GENERAL

Seller's prices are based on these terms and conditions of sale. This document together with any additional writings signed by Seller and Buyer represents the "Agreement" between the parties for the sale of equipment, parts, control systems, field service, repairs and all related matters and the licensing of related software (the "Deliverables"). There are no other agreements, representations, or warranties other than those expressly provided for in this Agreement. These terms may not be modified except in a writing signed by Seller's duly authorized representative. The parties agree that any additional and/or different terms conditions contained in any document or writing sent to Seller at any time are hereby expressly objected to and rejected. Except as otherwise agreed to in a writing signed by Seller and Buyer, any work commenced by Seller shall be exclusively governed by the terms and conditions set forth herein and Buyer hereby acknowledges Seller's detrimental reliance on the same. Catalogs, circulars, similar pamphlets, and information contained on the web page of Seller are provided for general information purposes only, and are not a part of the Agreement.

2. PAYMENT TERMS, TAX EXCLUSION, INTEREST, ON LATE PAYMENTS, RIGHT TO TERMINATE/SUSPEND, NO SET OFFS

A. Payment Terms. Payment terms for new equipment orders shall be as stated in Seller's proposal or quotation. Except as otherwise agreed to in a writing signed by the Parties, payment terms for other equipment, parts repairs and field services shall be as follows: 20% upon receipt of order, 30% upon ordering of major materials; 40% upon receipt of major materials and 10% upon notification of readiness to ship and/or upon the completion of services as the case may be. Orders performed on time and material prices and rates are invoiced weekly or as soon as otherwise practical and payable upon receipt.

B. Tax Exclusion. No sales, use or other taxes and duties imposed on any sales and/or services are included in Seller's price. Such taxes will be billed separately to Buyer. Seller will accept a valid exemption certificate from Buyer; however, if the exemption certificate furnished is not recognized by the governmental taxing authority, Buyer shall promptly reimburse Seller for any applicable taxes paid.

C. Interest on Late Payments. Unless otherwise agreed to in a writing signed by Seller and Buyer, invoices are due for payment upon presentation. Amounts not paid within thirty (30) days will be assessed a late fee of 1.5% per month or the maximum allowable by applicable law, whichever is less. Any payment received later than the scheduled due date may cause Seller to incur additional costs and Buyer agrees to pay Seller for the same. Payment received later than its scheduled date may cause a corresponding delay in the scheduled equipment delivery date. If payments are not made in accordance with the schedule, D-R may, at its option, terminate this Agreement.

D. Right to Terminate/Suspend for Late Payment. Seller reserves its right, after providing Buyer with written notice and reasonable time to pay such late payment in full, to suspend its performance until such sums are paid in full or terminate the Agreement. In the event Seller terminates this Agreement due to Buyer's late payment, then Buyer agrees to compensate Seller as though it were a deemed cancellation in accordance with Section 10. Any Cancellation Costs due and paid under this Agreement, as well as any sums due Seller for resuming its performance following a suspension of the Agreement, shall be paid in the currency(ies) quoted by Seller for the portion(s) of the Agreement being cancelled.

E. No Set Offs. Buyer shall not be entitled to any retentions, set-offs or other self-help remedies.

3. COMPLETION, TITLE AND RISK OF LOSS

A. Delivery dates are subject to modification and based on Seller's acceptance of intervening orders. Seller will make all reasonable commercial efforts to observe the dates indicated for delivery or other performance. Completion dates are based upon, among other things, receipt of drawings and other project documents for review/approval within fourteen (14) calendar days of their issuance, prompt receipt of the equipment and/or ready access to the equipment if it is to be

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worked on at Buyer's premises, and upon receipt of all necessary information. Buyer agrees and accepts that Seller reserves the right to extend the delivery and/or completion dates in the event Buyer is late in returning project drawings and/or documents.

B. Unless otherwise agreed to in writing by the Parties, Title and full risk of loss (including transportation delays and losses) shall pass to Buyer FCA Point of Manufacture (per Incoterms 2000). If Seller does not receive Buyer's written instructions as to the identity of Buyer's carrier or freight forwarder (as required by Incoterms 2000) within fourteen (14) calendar days following Seller's issuance of its notification of readiness to ship to Buyer and/or if Buyer at any time requests a delay in delivery of any equipment and/or parts beyond the dates stated in the purchase order or as otherwise mutually agreed to in writing by the Parties, then Seller may make such arrangements at Buyer's sole cost and expense, including storage of the goods. Buyer agrees and accepts that, in addition to the delays that will also result from the same, delivery of the goods shall be deemed to have occurred and title and full risk of loss of the same shall have passed to Buyer upon Seller's delivery of the goods to the first carrier, as provided for in Section 20 below.

4. EXCUSABLE DELAYS

Although Seller will make all reasonable commercial efforts to observe the dates indicated for delivery or other performance, Seller shall not be liable for delays in delivery or in performance or failure to manufacture or deliver due to any cause not within Seller's reasonable control or not avoidable by reasonable diligence. Causes not within Seller's reasonable control include, but are not limited to strikes; slow-downs; lockouts; riots; war (declared or undeclared); acts of terrorists; fire; acts of God; accident; material disruption in the financial, labor, raw material, provisioning of utilities or credit markets; Buyer caused delays; or compliance with any law, regulation or order, whether valid or invalid, of any government or agency, such as the Defense Priority and Allocation System (DPAS) under 15 CFR 700, and whether or not the same are in place at the time of the placement of the order. Seller's schedule for performance shall be deemed suspended during any such excusable delay and for a reasonable period of time thereafter and Buyer shall accept performance hereunder. No penalty of any kind shall be effective against Seller for excusable delays in performance. As used herein, "performance" shall include, without limitation, engineering, design, fabrication, shipment, delivery, assembly, installation, testing, and warranty repair or replacement as applicable. If any such delay(s) lasts for a period longer than ninety (90) days in the aggregate, then Buyer may cancel this Agreement for convenience and Buyer shall compensate Seller pursuant to the provisions of Section 20 below.

5. PATENTS

Seller shall assume the defense of any claim or suit for infringement of any United States patent brought against Buyer to the extent such suit charges infringement of an apparatus claim by equipment sold to Buyer under this Agreement, provided (i) said equipment is built entirely to Seller's design, (ii) Buyer promptly notifies Seller in writing of the claim or the filing of such suit and (iii) Seller has been given the opportunity by Buyer to settle or to defend the claim or suit, or to make changes in the equipment for the purpose of avoiding infringement.

6. MANUFACTURING SOURCES

To maintain delivery schedules and to best utilize Seller's manufacturing capacity, Seller reserves the right to have all or any part of Buyer's order engineered, manufactured, assembled and/or tested at any of Seller's, its subsidiary's or licensee's plants anywhere in the world.

7. ACCEPTANCE AND INSPECTION

A. Buyer's acceptance of any Deliverable(s) shall not be unreasonably withheld or delayed. Subject to the other provisions of this Agreement, Buyer may reject or revoke acceptance of Deliverables only for material defects that substantially impair the value of the same. In the event of Buyer's rejection or revocation, as provided for in this Section 7-A, Seller shall be provided a reasonable opportunity to cure any cause for rejection or revocation. As such, Seller, at its option and as Buyer's exclusive remedies, shall cure the same by either: (i) repairing the Deliverable with any shipping, customs, duties, levies, taxes or other charges being assessed to Buyer's account, (ii) refunding an equitable portion of the contract price, or (iii) furnishing replacement equipment or parts, as necessary at the original shipping point.

B. If factory inspections are required at Seller's or its supplier's place of manufacture, then Buyer or their representative shall as a result of their factory pre-shipment audit inspection furnish to Seller their list of audited findings of contractually "noncompliant" items within three (3) business days following Buyer's factory pre-shipment audit inspection. Only those findings shall constitute a reason for Buyer to delay the release of the noncompliant item(s). Buyer's failure to provide

Seller with Buyer's list of audit findings within the said three (3) business day period shall constitute Buyer's unconditional authorization for Seller to ship the same to Buyer. For non-compliant items not listed or those found upon subsequent inspections, Seller, at its option, shall remedy the same so as to be compliant either prior to or after shipment. Nothing in this paragraph 7-B is intended to modify Seller's warranty obligations and Buyer's remedies, each as provided for in this Agreement.

8. BUYER'S RESPONSIBILITY

A. The specifications of the equipment require it to be operated at all times within certain parameters and may call for the use of governors, controllers, fluid conditioning and/or cleaning or other devices to ensure that the operation remains within the parameters specified in this Agreement. Buyer agrees and understands that the equipment must be stored, installed, operated and maintained within such parameters. For example, Seller assumes no responsibility for any variations in Buyer's operating conditions that are not specified in this Agreement such as temperature, acidity, moisture content and/or composition, among other parameters, of any fluid or gas coming into the equipment.

B. At all times, whether such work is the subject of a warranty claim made pursuant to Section 9 below or nonwarranty work, in the event that the equipment is to be worked on at Buyer's site, Seller's employees shall be given reasonable free and unobstructed access to the site and the equipment. Buyer shall provide, free of charge, safe transport to/from remote, offshore or any restricted access locations to Seller's employees, as well as meals and lodging accommodations at the Buyer's site, when such are not readily available, equal to those given its own employees. Buyer shall preserve and adequately maintain parts and tools necessary to enable completion of the Seller's work. Buyer shall furnish safe and proper working conditions and safe storage for Seller's property related to Seller's services during the term of Buyer's need thereof. When delays in the work are caused by Buyer, the time and expense caused by the delay will be charged to Buyer. When applicable and except as otherwise specifically agreed to in writing by Seller, Buyer shall furnish all necessary labor, cranes, special tools not furnished by Seller, parts, materials, steam, electricity, gas, oil, water, and other materials and supplies required to repair and operate the machinery. Except as otherwise specifically agreed to in writing, the responsibility of Seller's employees shall be limited to performing technical advisory services. Seller shall not be required to provide any supervision of Buyer's employees, subcontractors or other agents.

C. Buyer shall supply to Seller the required Material Data Sheets (MSDS) per Federal Regulation 29CFR1910.1200 Hazardous Communications (or their equivalent in the applicable local jurisdiction) for each hazardous material substance which Seller's employees may contact in the course of their work assignment.

9. WARRANTY

A. Except as provided for in Section 9-C below, Seller warrants that the equipment and parts manufactured by Seller and delivered hereunder will be free from defects in material and workmanship and will conform to the specifications agreed to in writing. Seller warrants its equipment and parts for a period of twelve (12) months from the date of initial start-up or eighteen (18) months from the date of shipment, whichever occurs first. Buyer shall immediately report in writing to Seller any claimed defect promptly upon discovering the same. After receiving such notice from Buyer and substantiation by Seller of the claim as being within the warranty, Seller shall, at its option: (i) repair Buyer's equipment with any shipping, customs, duties, levies, taxes or other charges being assessed to Buyer's account, (ii) refund an equitable portion of the contract price, or (iii) furnish replacement equipment or parts, as necessary at the original shipping point. Buyer agrees that any non-warranty work or services done at the request of Buyer shall also be exclusively governed by these terms and conditions even if Buyer later declares the same to be a warranty claim covered by the same. In no event will Seller at any time be responsible for disassembling, and/or reassembling, uninstalling and/or reinstalling any equipment.

B. Seller warrants that its work when performed and services when rendered will meet all of the specific requirements, if any, of this Agreement and will be done in a good and workmanlike manner. Seller warrants its work and/or services for a period of six (6) months from the completion of the work and/or services. Any claims for defective work must be made in writing immediately upon discovery, and in any event, within six (6) months from the date of completion by Seller. After notice from Buyer and substantiation by Seller of the claim as being within the warranty, Seller shall, at its option: (i) repair Buyer's equipment at the original shipping point, (ii) refund an equitable portion of the contract price, (iii) furnish replacement equipment or parts, as necessary, at the

original shipping point, or (iv) in the case of service, re-perform the service. In no event will Seller at any time be responsible for disassembling, and/or reassembling, uninstalling and/or reinstalling any equipment.

C. With respect to major equipment supplied but not (engineered or) manufactured by Seller, Seller will fulfill its warranty obligations by solely securing warranty rights covering this major equipment not less than the warranty rights described in this Section and Buyer agrees to be bound by the same limitations and conditions as set forth in this Section 9. Seller agrees to be Buyer's primary contact and advocate on any warranty claim for such equipment, and to make reasonable effort on behalf of Buyer to pursue claims against the applicable original manufacturer of such major equipment. Substantiation of warranty claims for such major equipment, however, shall be by the original manufacturer of the equipment. As such, Seller shall provide a remedy to Buyer only to the extent that the claim is substantiated and remedied by the original supplier of the equipment.

D. Seller shall not be liable for the cost of any repair, replacement, or adjustment to the equipment or parts made by Buyer or for labor performed by Buyer or others.

E. No equipment or part furnished by Seller shall be deemed to be defective as a result of Buyer's failure to properly store, install, operate or maintain the equipment or parts in accordance with good industry practices or specific recommendations made by Seller and/or within the inherent operating limitations of the equipment and/or parts, all of which are Buyer's responsibilities.

F. Any performance warranty on equipment, parts, field services or repairs must be specifically agreed to in writing by Buyer and Seller and incorporated into the applicable Purchase Order and shall be subject to the terms and conditions of this Agreement. The effects of corrosion and/or erosion due to any fluid or gas as well as normal wear and tear are specifically excluded from Seller's warranty and responsibilities.

G. If Buyer in any way directly or indirectly instructs Seller to make specific modifications to Seller's equipment or parts or those of Seller's vendors, then Buyer further agrees that Buyer's decision to make such modifications was made without any reliance, representation, direction, suggestion or warranty being offered or given by Seller and that the decision to proceed with such modifications is at Buyer's sole risk and cost. Buyer agrees that such modifications shall be governed by the terms and conditions of the then current version of Seller's "Agreement for Modification to Equipment" which is hereby incorporated into this Agreement by reference.

H. THE FOREGOING WARRANTIES AND REMEDIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES WHETHER WRITTEN, ORAL, IMPLIED OR STATUTORY. SELLER MAKES NO OTHER WARRANTY OR REPRESENTATION OF ANY KIND. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

10. CHANGES & CANCELLATIONS

A. Buyer may request changes in the work to be performed. However, Buyer and Seller must first agree in writing upon the increase or decrease in the amount due under the Purchase Order or in the time required for performance, if any, prior to the Seller implementing the changes to the work. However, with respect to time and material work, Buyer and Seller expressly agree that a signed time sheet (or other like document) for work that goes beyond the stated amount in any Purchase Order (or other work authorization/approval document) shall constitute a change order and Buyer's agreement to continue to pay Seller for such additional work at the agreed upon rates, all of which shall continue to be exclusively governed by the terms and conditions of this Agreement. Cancellation of this Agreement in whole or any order or any portion thereof associated with the equipment constituting the Deliverables shall be subject to Seller's Schedule of Cancellation Costs as set forth in D-R's Form number "MD001", (hereinafter the "Form", "MD001" or as otherwise referenced in this Agreement) that is in effect at the time that Seller issues its quotation and which is incorporated into this Agreement by reference. However, if different cancellation charges are agreed to by the Parties in writing, then the Parties agree that said different cancellation charges are hereby incorporated into this Agreement by reference and the same shall instead govern, supersede and replace those set forth in D-R's Form MD001.

B. With respect only to repairs and parts (and provided different cancellation charges are not specifically provided for in D-R's proposal and/or quotation), if Seller receives Buyer's written cancellation notice at least thirty (30) days in advance of the delivery/performance date associated with the same, then Buyer agrees to immediately pay Seller the greater of 75% of the stated value or actual value of the parts and/or repairs being cancelled. If Seller

receives less than thirty (30) days advance written notice, then Buyer agrees to immediately pay Seller 100% of the stated value of the same. In addition, if Buyer at any time cancels any field services, then Buyer agrees to immediately pay Seller's invoice in full for all field services completed as of the actual date that Seller receives Buyer's cancellation notice plus 15% of the stated value (as provided for in this Agreement) of those field services that would have been performed but for Buyer having cancelled the same or the demobilization costs, whichever is higher.

C. If Seller secures any foreign currency hedge (e.g., forward contracts, currency options, swaps or similar instruments) to cover foreign exchange rate variations due to an order being in a currency other than currency(ies) of the country(ies) in which Seller manufactures or procures the equipment or parts that are the subject of the order, and if the order is cancelled or suspended, all losses incurred to settle such hedges shall be added to Seller's Schedule of Cancellation Costs (i.e. MD001) or the cancellation charges agreed to by the Parties in writing.

11. LIMITATION OF LIABILITY / INDEMNITY

A. LIMITATION OF LIABILITY.

1. THE REMEDIES OF BUYER SET FORTH HEREIN ARE EXCLUSIVE AND, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE TOTAL AGGREGATE LIABILITY OF SELLER WITH RESPECT TO ANY CLAIMS UNDER THIS AGREEMENT OR REGARDING THE EQUIPMENT, SERVICES, WORK, SPARE OR REPLACEMENT PARTS AND SERVICES AS FURNISHED HEREUNDER, WHETHER BASED IN CONTRACT, INDEMNITY, TORT, STRICT LIABILITY, OR OTHERWISE, SHALL NOT EXCEED THE PRICE PAID FOR THE UNIT OF EQUIPMENT, PARTS, OR SERVICES UPON WHICH ANY SUCH CLAIM IS BASED.

2. SELLER SHALL NOT BE LIABLE TO BUYER OR TO ANY THIRD PARTY FOR (A) ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR ANY OTHER INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR OUT OF ANY BREACH THEREOF, OR (B) FOR ANY DAMAGES (DIRECT OR INDIRECT) RESULTING FROM LOSS OF USE, LOST PROFITS OR REVENUE, INTEREST, LOST GOODWILL, WORK STOPPAGE, IMPAIRMENT OF OTHER GOODS, LOSS BY REASON OF SHUTDOWN OR NONOPERATION, INCREASED EXPENSES OF OPERATION, COST OF PURCHASE OF REPLACEMENT POWER OR CLAIMS OF BUYER OR CUSTOMERS OF BUYER FOR SERVICE INTERRUPTION WHETHER OR NOT SUCH LOSS OR DAMAGE IS BASED ON CONTRACT, INDEMNITY, TORT, STRICT LIABILITY, OR OTHERWISE, EVEN IF SELLER IS ADVISED OF THE POSSIBILITY OF THE SAME IN ADVANCE.

B. INDEMNITY.

BUYER AND SELLER EACH (AS APPLICABLE, THE "INDEMNITOR") AGREE TO DEFEND, INDEMNIFY AND HOLD THE OTHER, THE OTHER'S AFFILIATES, AND THE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, CONTACTORS, SUBCONTRACTORS, AND AGENTS OF ALL THE FOREGOING (THE "INDEMNIFIED PARTIES") HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS OR CAUSES OF ACTION:

1. EXCEPT AS PROVIDED IN SECTION 2 BELOW, FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS OR REVENUE (WHETHER DIRECT OR INDIRECT LOSSES), AND LOST OR DELAYED PRODUCTION LOSSES OR ANY OTHER LOSSES REFPGRRED TO IN SECTION 11A.2 ABOVE INCURRED BY THE INDEMNITOR, WHETHER DIRECTLY, INDIRECTLY OR OTHERWISE, INCLUDING BY VIRTUE OF ANY SUCH CLAIMS OR CAUSES OF ACTION ASSERTED BY ANY THIRD PARTY AGAINST THE INDEMNITOR, WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR ON ANY OTHER THEORY OF LAW AND REGARDLESS OF THE NEGLIGENCE OF THE INDEMNIFIED PARTIES AND EVEN IF INDEMNITOR IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE, AND

2. FOR ANY THIRD PARTY PERSONAL INJURY AND/OR PHYSICAL PROPERTY DAMAGES, BUT SOLELY TO THE EXTENT CAUSED BY INDEMNITOR'S NEGLIGENCE.

12. NUCLEAR LIABILITY

Before purchasing the same, Buyer shall advise Seller in writing if any Deliverables will be used in a nuclear facility. Thereafter, if Seller elects to sell the Deliverables, then Buyer shall, prior to such use, secure insurance or a governmental indemnity protecting Seller and its suppliers against all liabilities and claims. Buyer further agrees to defend, indemnify and hold Seller and its suppliers harmless from any damage, including loss of use, in any manner, arising out of a nuclear incident, even if due in whole or in part to the negligence of Seller or its suppliers.

13. GOVERNING LAW

The construction, validity and performance of this Agreement and all non-contractual obligations arising from or connected with this Agreement shall be interpreted in accordance with the laws of the Norway, excluding its conflict of laws provisions (including the United Nations Convention on the International Sale of Goods "UNCISG"). Headings are for convenience only and shall be given no force nor effect.

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14. ARBITRATION

Whenever a dispute arises between the parties, relating to or arising out of this Agreement, the parties agree to attempt to have their senior management amicably settle the matter. The parties agree that any dispute that is not settled in a timely manner (whether for breach of contract, tort, products liability, payments or otherwise) shall be resolved by binding arbitration as follows: all disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. Arbitration will take place in Oslo, Norway.

15. SURVIVAL OF TERMS

The provisions of Sections 1, 2, 3, 4, 5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 17, 18, 20 and 21 shall survive the termination, expiration or cancellation of this Agreement.

16. ADJUSTMENTS

Prices quoted by Seller shall be subject to adjustment in the event of substantial rises in the price of materials due to any cause not within Seller's control or not avoidable by reasonable diligence. Seller shall promptly notify Buyer of any actual change in Seller's cost of any material that would result in such a price adjustment. Material cost adjustments made by Seller, pursuant to this paragraph, shall become effective ten (10) days from the date that Seller sends its written notice of the same to Buyer. At Buyer's request, Seller shall provide Buyer with written substantiation and verification of any material cost changes resulting in a price adjustment. Unless otherwise noted in the same, quotations are valid for thirty calendar days.

17. INTELLECTUAL PROPERTY / MUTUAL OBLIGATION TO SAFPGGUARD CONFIDENTIAL INFORMATION

A. Intellectual Property.

1. Buyer shall indemnify and hold Seller harmless against any expense or loss or other damage resulting from infringement of patents or trademarks arising from Seller's compliance with any designs, specifications or instructions of Buyer or Seller's use of any third party drawings supplied by Buyer as provided for in paragraph B below. Unless otherwise agreed to in writing by Seller and Buyer, Seller exclusively retains all ownership right, title and interest in any intellectual property ("Licensed Materials"), including but not limited to software, that is included in or with the Deliverables, and any inventions, developments, improvements or modifications pertaining thereto. Buyer shall not disclose Seller's designs, software, manufacturing drawings, plans, standards, specifications or other confidential information to any third party without Seller's prior written consent nor use the same to the detriment of Seller.

2. Seller grants to Buyer a non-sublicensable, transferable (as limited herein), perpetual, non-exclusive, worldwide license to use the Licensed Materials solely to install, operate, and maintain the Deliverables in strict compliance with the terms of this Agreement ("End User License"). The End User License is transferable to a third party via the rightful sale or transfer of the Deliverables, provided that third party has agreed to be bound to the terms of this Agreement as though an original party to the same. Buyer, and any third party rightfully receiving the Licensed Materials from Buyer as provided for under this Agreement, agrees to not sublicense, distribute, transfer or provide access to the Licensed Materials except as provided for in the End User License.

3. Buyer agrees to not do any of the following: (i) decompile, reverse engineer, disassemble, modify, reduce the Seller's software ("Software") to human perceivable form (e.g. source code or any intermediate language); (ii) provide the Software to a third party in any form other than the unaltered binary executable form provided by Seller; (iii) merge the Software with other software, modify or create derivative works based on the Software; (iv) remove, obscure, or alter any notice of the copyright or other propriety legends on the Software; (v) disable any licensing or control features of the Software; or (vi) use, or allow the use of, the Software in contravention of any federal, state, local, foreign or other applicable law, or rules or regulations of regulatory or administrative organizations.

4 If Buyer provides Seller with any third party drawings and/or information in connection with Seller's maintenance, modification and/or repair of any third party's equipment, then Buyer represents and warrants and agrees that: **i.** Buyer has the right to use and copy any and all information, including drawings, that Buyer supplies to Seller pursuant to this Agreement; and **ii.** Buyer has the right to authorize and hereby does authorize Seller, to use and copy any information, including drawings, that Buyer supplies to Seller to enable Seller to perform services and supply parts and equipment pursuant to this Agreement; and **iii.** Unless Seller is informed otherwise in writing, all information provided by Buyer to Seller pursuant to this Agreement is free and clear of any proprietary

rights of third parties; and iv. Buyer shall defend, indemnify and hold Seller and its suppliers harmless from and against all claims and damages asserted by any third party.

B. Mutual Obligations to Safeguard Confidential Information.

Before Seller or Buyer discloses their and/or any third party's confidential information to the other, the Parties agree to first execute a mutually agreed upon confidentiality agreement.

18. EXPORT COMPLIANCE AND FOREIGN CORRUPT PRACTICES ACT of 1977 (FCPA)

A. The Buyer hereby commits that the equipment, parts, technology or software purchased from the Seller will not be exported or re-exported to any location in violation of any United States embargoes or sanctions. Further, the Buyer commits that these goods will not be exported or re-exported in violation of United States export control law, and that they will not be diverted contrary to any United States law.

B. The Buyer agrees that it and its employees or representatives will not, directly or indirectly, in the name of, on behalf of, or for the benefit of Seller, offer, pay, promise to pay, or authorize the payment of any money or offer, give, promise to give or authorize the giving of anything of value, to any official, agent or employee or any government or governmental agency, or to any political party or official, employee or agent thereof, or any candidate for political office, for the purpose of influencing any act or decision of such person in their or their official capacity, or for the purpose of inducing such persons to use their official capacity to influence any act or decision of their government or any instrumentality thereof, in order to obtain or retain business, or provide a business advantage related to this Agreement or in any way violate any provision of the FCPA. In the event that Buyer fails to honor its obligations in this paragraph, and in addition to Buyer defending, indemnifying and holding Seller harmless from and against any fines, penalties and/or damages resulting from the same, Seller may, at its discretion, terminate the contract and receive compensation in accordance with the Seller's cancellation schedule.

19. CREDIT WORTHINESS

A. If Seller receives a credit report from an independent agency that indicates that Buyer's credit worthiness is in jeopardy and if Buyer's written response to Seller's request for adequate assurances does not reasonably satisfy Seller's concerns, then Buyer agrees to put into place within thirty (30) days of Seller's written notice to put in to place for Seller's benefit security instruments that are reasonably satisfactory to Seller. Buyer further agrees that Seller may suspend its performance or treat Buyer's failure to put in to place said security instruments as though Buyer has cancelled the Agreement for convenience and as such Buyer agrees to compensate Seller pursuant to Seller's Schedule of Cancellation Cost (i.e. MD001) or cancellation charges as specifically provided for in this Agreement.

20. BUYER'S SUSPENSION OF WORK / CANCELLATION FOR CONVENIENCE / CURRENCY

A. If Buyer suspends, delays or otherwise encumbers (a "Suspension") Seller's performance under this Agreement for a period of time that in the aggregate exceeds sixty (60) days, then unless otherwise agreed to in writing by Seller, Seller may, at its option, either: **1)** treat such Suspension as though Buyer cancelled this Agreement for convenience and as such Buyer agrees to pay Seller for such deemed cancellation pursuant to Section 10 and such other charges as specifically provided for in this Agreement; or **2)** if Buyer requests in writing, and Seller accepts such request, resume performance provided that Buyer also agrees in such request to pay Seller for all reasonable costs and expenses incurred related to the Suspension and the resumption of performance and to reschedule all delivery and milestone dates as required by Seller. If Seller treats a Suspension as though Buyer cancelled this Agreement for convenience, Seller may make arrangements to deliver the affected goods or work-in-process to Buyer or to a third party at the cost and risk of Buyer. Upon such election or upon such delivery, transfer of title and full risk of loss shall pass to Buyer. Buyer agrees to pay all handling, transportation, storage and insurance costs associated with the delivery to and the storage by such third party and shall pay Seller or such third party, as applicable, any invoices for the same. Buyer shall also reimburse Seller for reasonable costs and expenses incurred as a result of any Suspension by Buyer that does not in the aggregate exceed sixty (60) days.

B. Buyer may at any time cancel this Agreement for convenience by providing Seller with Buyer's prior written notice to the same. If Buyer cancels this Agreement for convenience, then Buyer agrees to compensate Seller pursuant to Seller's Schedule of Cancellation Cost (i.e. MD001) or cancellation charges as specifically provided for in this Agreement.

C. Any Cancellation Costs due and paid under this Agreement, as well as any sums due Seller for

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resuming its performance following a Suspension, shall be paid in the currency(ies) quoted by Seller for the portion(s) of the Agreement being Suspended.

21. BUYER'S PAYMENT OF SHIPPING AND STORAGE COSTS

In addition to the provisions of Section 20 relating to Suspensions, Buyer further agrees that whenever Seller is otherwise authorized and/or permitted (pursuant to the terms of this Agreement) to ship and/or store the equipment and/or parts (i.e. the goods) on its behalf, Buyer agrees that such costs and expense incurred to effect said shipments and/or the storage of the goods shall be at Buyer's sole cost and expense. Buyer agrees that any third party involved in storing or shipping the goods may directly bill Buyer and that Buyer will promptly pay said invoiced costs and expense in full. In all cases, Buyer further agrees that transfer of title and full risk of loss to the goods shall pass to Buyer upon Seller's delivery of the same to the third party and that Seller shall have no further obligation with respect to delivering the goods. Thereafter, Buyer will look solely to said third party to delivery the goods to Buyer. Buyer agrees to be solely responsible for insuring the goods from and against any loss and/or damage to the same.

END OF TERMS

APPENDIX D
PACKAGE RELATED SERVICES PROVIDED BY FPG

Planned maintenance, mechanical diagnostics, electrical diagnostics, control diagnostics, replacement of mechanical components, replacement of electrical components, remote diagnostics, technical service bulletins, warranty processing, and training.

The following rate structure less 10% shall apply for services rendered by Flex Power Generation to D-R as required and as need be:

Flex Power Generation Rate Structure:

Service Technician:
Standard rate $144/hr
Outside normal working hours Mon.-Friday and Saturday (1.5X)............$216/hr
Sundays and Holidays (2X) $288/hr
Systems Engineer:
Daily Rate for 8-hour day $1,360/day
Per Diem for overnight $275/day
Travel Fees...Cost plus 15%

The above service rates are valid for 6 months from the date of execution of the Agreement and may be reviewed and adjusted as required thereafter on a 6 month timeframe consistent with price catalogue review timing as described in Article 4. (a) 1.1. Such rate changes will take effect upon written notice to D-R.

APPENDIX E
PRICE CATALOG AND DISCOUNTS

TABLE E.1

Pricing totals in Million NOK valid until 90 days from the date of this Agreement delivery FCA Drammen (Norway)				
number of units ordered/ within 2 calendar years	1	2 to 4	5 to 10	11+
level 0	*	*	*	*
level 1 (w/o electric generator and generator controls)	*	*	*	*
level 1 (with electric generator and controls)	*	*	*	*
level 2	*	*	*	*

An additional price reduction of * NOK will be given from the 2nd identical unit ordered within the same purchase order. Additional discounts for the 3rd and more identical units to be agreed upon case by case.

The above indicated sales prices are based on the early production cost. Lower production cost of ramped up turbine, gearbox and controls production will be passed on in the revised future schedules.

At the beginning of each quarter Flex Power Generation will project the number of units that are intended to be ordered within the next 24 months period. This rolling forecast and its accuracy will be the basis for future pricing schedules.

For clarification and interpretation, the 1st unit ordered in any 24 month period will be at 6.6MM NOK; units 2-4 will be at 6.0MM NOK per each; units 5-10 will be at 5.5MM NOK per each and unit # 11 + will be at 5.0MM NOK per each.

Planned future price catalogue review dates shall be Jan 2nd; April 1st; July 1st; Oct 1st of each calendar year.

Scope of supply	Level 0	Level 1	Level 2
KG2-3G industrial heavy duty gas turbine c/w integral speed reduction gear to 1500/ 1800 rpm			
6,5 kV, 50 Hz, IP 23 brushless AC generator. AVR included.			
Multi-point AVM's (Anti Vibration Mount) to concrete slab or similar			
High frequency silencer inside engine room			
Air intake plenum on engine			
Low speed flexible dry coupling and guard.			
Gas Fuel system comprising:			
Separate ventilated gaseous fuel module for min. 15 bar upstream pressure including fuel regulation-, "double block and bleed" shut-off valves, digital fuel metering valve type Woodward GS6 and required pipes and controls. Gas detector. All piping/tubing in stainless steel.			
Electro/hydraulic start system. 50kW. External start contactor in MCC.			
Lubricating oil system including: lube oil system module on skid motor driven pre/post lube oil pump duplex filters stainless steel tubing oil breather vent from oil reservoir through exhaust pipe. Lubricating oil. Lube oil heater			
lubrication oil cooler Free standing air blast or oil to water heat exchanger			
Compressor cleaning system			
Exhaust diffuser from turbine end incl. compensator			
PLC based Unit Control Panel (UCP) for mounting in external, controlled atmosphere, control room, comprising Connecting and Cable Entry Panel Control Panel, IP23 with touch screen HMI, including turbine control generator control and protection including man/auto synchronizing equipment. all internal cabling			
Testing of turbine in Kongsberg. Test can be witnessed by client.			
Skid assembly in Drammen.			
Painting to manufacturer's standard			
Technical manuals in English language (3 sets).			
Packing to manufacturer's standard			
Delivery Ex works. Gen. set covered in high quality tarpaulin. Other equipment packed in forwarders supplied std. containers.			
Package lifting tool. (spreader bar and straps)			
Accustic Outdoor Enclosure			
Enclosure ventilation			
Fire detection and fighting			
Gas detection			
Air intake filter house for combustion and ventilation			
exhaust stack with silencer			
TBD			
opetional:			
complete package test on liquid fuel	N/A	N/A	optional
complete package test on gas fuel	N/A	N/A	optional

The above indicated sales prices for levels 0, 1 and 2 are quoted in Norwegian Korner (NOK) and are valid for 90 days from date. Thereafter the prices shall be reviewed and may be changed if necessary.
Prices are exclusive of VAT, duties or levies of any kind.

Dresser-Rand will accept that the final contract price be denominated into Euro or USD by using the forward exchange rates applicable on the first banking day after Dresser-Rand receives notice it has been irrevocably awarded a firm order, as per its quotation. The forward exchange rate will reflect the project payment schedule of the contract. The forward exchange rate applicable will be the trading rate used at 12 AM local time on the Frankfurt foreign exchange market (European Central Bank).

Terms of Payment

25% of the total order value upon order
25% of the total order value upon test of the Generator at Generator vendor's works.
30% of the total order value upon final assembly of the KG2 Gas Turbine engine at Dresser-Rand works.
20% of the total order value upon readiness for shipment.

Method of payment shall be by wire transfer to the account designated by D-R in writing.

Each payment will be verified that it has been received at the agreed Dresser-Rand AS account as a condition to continue with the project as scheduled. Any delay of payment may cause a delay of the corresponding order to our vendors and therefore finally a delay of the agreed delivery date of the equipment at the clients cost and risk.
The above payment schedule is created to cover the cost from order of parts and components during the project as security instead of a letter of credit.

Dresser-Rand will not accept any pari-passu clause between Dresser-Rand, FLEX POWER GENERATION and their client.

Purchaser will advise Supplier within 10 (ten) working days of receipt of any discrepancies in Supplier's invoice, failing this it will be understood that the invoice is issued in accordance with the order and that timely payment shall be made. Amounts not paid within thirty (30) days will be assessed, the lesser of, a late fee of one and one-half percent interest (1.5%) per month or the maximum rate allowable by applicable law.
If payments are not made in accordance with the Schedule, Supplier may at its option delay the delivery dates accordingly or terminate the contract at Purchaser's costs.

Delivery time

Based on current order situation delivery time will be 14 to 18 months from confirmed order during the first year of the performance under Agreement; delivery time guidance will be adjusted from time to time going forward. For each specific PO accepted by D-R the guaranteed delivery time will be specified by D-R in writing.

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